                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K
                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):  January 29, 1999



                           CABLE TV FUND 14-B, LTD.
                           ------------------------
            (Exact name of registrant as specified in its charter)



     Colorado                     0-16200                    84-1024658
     --------                     -------                    ----------
(State of Organization)    (Commission File No.)           (IRS Employer
                                                         Identification No.)

P.O. Box 3309, Englewood, Colorado 80155-3309              (303) 792-3111
---------------------------------------------------        --------------
(Address of principal executive office and Zip Code        (Registrant's
                                                           telephone no.
                                                        including area code)

Item 2.        Disposition of Assets

          On January 29, 1999, Cable TV Fund 14-B, Ltd. (the "Partnership"), a Colorado limited partnership, sold the cable television system serving areas in and around the community of Littlerock, California (the "Littlerock System") to Jones Communications of California, Inc., an indirect subsidiary of Jones Intercable, Inc., the general partner of the Partnership (the "General Partner"), for a sales price of $10,720,400, subject to customary closing adjustments. The sales price represents the average of three separate independent appraisals of the fair market value of the Littlerock System. The sale was approved by the holders of a majority of the limited partnership interests of the Partnership.

          In January 1999, City Partnership Co. ("Plaintiff"), a limited partner of the Partnership, filed a class action complaint in the District Court, Arapahoe County, State of Colorado (Case No. 99CV0150) naming the General Partner as defendant. Plaintiff, on its behalf and on behalf of all other persons who are limited partners of the Partnership, is challenging the terms of sale of the Littlerock System to an affiliate of the General Partner. This case is in a very preliminary stage, but the General Partner believes that the terms of the sale were in accordance with the requirements of relevant limited partnership agreement provisions. The General Partner intends to defend this lawsuit vigorously.

          From the proceeds of the Littlerock System's sale, the Partnership settled working capital adjustments and retained $1,000,000 to cover expenses in connection with pending litigation challenging the Partnership's sale of its Littlerock System (the "Littlerock Litigation"), and the Partnership will distribute the remaining sale proceeds of $9,985,361 before the end of February 1999 to its limited partners of record as of January 29, 1999. Because the distributions to the limited partners from the sales of the Partnership's various cable television systems will not return to the limited partners all of the capital initially contributed by the limited partners to the Partnership, the General Partner will not receive a general partner distribution from the Littlerock System's sale proceeds. Limited partners will receive $38 for each $500 limited partnership interest, or $76 for each $1,000 invested in the Partnership, from the Partnership's net proceeds of the Littlerock System's sale.

          Taking into account all distributions from the sale of the Partnership's cable television systems and the pending distribution from the sale of the Littlerock System, the limited partners of the Partnership will have received $432 for each $500 limited partnership interest, or $864 for each $1,000 invested in the Partnership.

          Although the sale of the Littlerock System represented the sale of the remaining cable television system of the Partnership, the Partnership will not be dissolved until the Littlerock Litigation is finally resolved and terminated. Because transferees of limited partnership interests following the record date for the distribution of the Littlerock System's sale proceeds (January 29, 1999) would not be entitled to any distributions from the Partnership, a transfer of limited partnership interests following such record date would have no economic value. The General Partner therefore has determined that, pursuant to the authority granted to it by the Partnership's limited partnership agreement, the General Partner will approve no transfers of limited partnership interests beyond January 29, 1999.

Item 7.  Financial Statements and Exhibits
         ---------------------------------

         a.     Historical financial statements.
                Not applicable.

         b.     Pro forma financial statements.

                A description of the pro forma financial information of Cable TV Fund 14-B, Ltd. reflecting the disposition of the Littlerock System is attached.

         c.     Exhibits.

                2.1 Purchase and Sale Agreement dated as of March 10, 1998 between Cable TV Fund 14-B, Ltd. and Jones Intercable, Inc. is incorporated by reference from the Preliminary Proxy Statement of Cable TV Fund 14-B, Ltd. (Commission File No. 0-15378) filed with the Securities and Exchange Commission on August 7, 1998.

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

                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CABLE TV FUND 14-B, LTD.,
                              a Colorado limited partnership

                              By:   Jones Intercable, Inc.
                                    General Partner


Dated:    February 12, 1999   By:   /s/ Elizabeth M. Steele
                                    -----------------------
                                    Elizabeth M. Steele
                                    Vice President, General Counsel
                                    and Secretary



(40603)

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                           CABLE TV FUND 14-B, LTD.



          As a result of the sale of the Littlerock System, the only remaining asset of the Partnership is $1,000,000 retained in connection with expenses in connection with the pending Littlerock Litigation. As a result, unaudited pro forma financial information is not presented. The Partnership will continue in existence until the Littlerock Litigation has been finally resolved and terminated.

                                       6